UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2010

SPIRE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12742	04-2457335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Patriots Park, Bedford, Massachusetts	01730-2396
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 275-6000

Not Applicable

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As previously disclosed, on November 28, 2008 Spire Corporation (“Spire” or “the Company”) entered into a Solicitation/Contract/Order for Commercial Items (“Cell Materials Contract”) to provide Federal Prison Industries, Inc., otherwise known as UNICOR (“UNICOR”) a twenty-two (22) month supply of multicrystalline solar cells for $53.94 million in the aggregate.  Delivery commenced in the first quarter of 2009.  As previously disclosed, the agreement was subsequently amended in January 2010 and August 2010 to modify the monthly delivery schedule.

On October 13, 2010, UNICOR delivered to Spire an executed amendment of Solicitation/Modification of Contract MOD6 to the Cell Materials Contract, with an effective date of October 1, 2010.  Pursuant to this amendment, the aggregate supply of multicrystalline solar cells over the term of the contract was adjusted to $36.19 million.  Of this revised contract value, approximately 34% was delivered in 2009, approximately 22% was delivered during the first six months of 2010, approximately 24% is expected to be delivered during the second six months of 2010 and approximately 20% is expected to be delivered during the first quarter of 2011. Additionally, the Cell Materials Contract term was extended through December 31, 2011, with the provision that commencing April 1, 2011 it will become an Indefinite Delivery/Indefinite Quantity contract with no guaranteed minimums.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K may contain forward-looking statements within the meaning of the federal securities laws. These statements reflect the Company’s current views with respect to future events and are based on its management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, the ability of the Spire to satisfy the conditions under its contract with UNICOR; risks associated with market and economic conditions; the risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2009; and other factors identified from time to time in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements contained herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE CORPORATION

Date: October 19, 2010	By:	/s/ Robert S. Lieberman
Robert S. Lieberman
Chief Financial Officer and Treasurer